Exhibit 10.8

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Escrow Instructions (“Agreement”) dated December 29, 2021 (the “Effective Date”) is between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, as “Seller”, and EKN DEVELOPMENT GROUP LLC, a Nevada limited liability company, or permitted assignee, as “Buyer”.

1.    PURCHASE OF PROPERTY. Pursuant to the terms hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Property (as described in paragraph 2.1), in consideration for the payment of the Purchase Price (as described in paragraph 2.4), together with the respective promises of the parties set forth in this Agreement.

2.    BASIC TERMS.

2.1    PROPERTY. “Property” shall mean the following lots of the “Kapalua Makai Subdivision No. 1” located Kapalua, Maui, Hawaii:

Lot Number	Approximate Area
2-A	11.156 acres
2-B	0.726 acres
2-C	19.701 acres
2-D	8.783 acres
2-E	1.836 acres
2-F	3.472 acres

together with all easements, rights of way and other rights, if any, appurtenant thereto and all improvements thereon, the interest of Seller as landlord or licensor under all leases and licenses regarding the aforementioned lots in effect on the Closing Date, if any, described in Schedule 2.1 (the “Leases”), including Seller’s rights to security deposits or prepaid rent related thereto (the “Security Deposits”), and all of Seller’s development rights and entitlements appurtenant to such real property, including without limitation, Seller’s existing Special Management Area and Project District approvals for the Property dated July 10, 2007 (the “SMA Permit”), and all other governmental agency approvals and entitlements, all plans, specifications, renderings, soils reports, environmental reports, traffic studies, and intangible property concerning the development and/or ownership of the real property. The foregoing Lots 2-B and 2-F are sometimes referred to herein as the “Road Lots”.

2.2    BUYER. “Buyer” shall mean FAHKRY LLC, a Wyoming limited liabilitycompany or its permitted assignee as provided in paragraph 14.1, whose address is 220 Newport Center Drive, Suite 11-262, Newport Beach, California 92660.

2.3    SELLER. “Seller” shall mean MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose address is 200 Village Road, Lahaina, Hawaii 96761.

2.4    PURCHASE PRICE. “Purchase Price” shall mean the sum of FORTY MILLION DOLLARS ($40,000,000.00).

Lot Number	Price
2-A	$9,900,000.00
2-B	$900,000.00
2-C	$13,500,000.00
2-D	$9,900,000.00
2-E	$3,900,000.00
2-F	$1,900,000.00
Total	$40,000,000.00

2.5    TERMS OF PURCHASE.

(a)    The Initial Deposit.  An initial deposit of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (the “Initial Deposit”) shall be delivered to Escrow Holder by Buyer within five (5) business days after the Effective Date. As used in this Agreement, a “Business Day” means any day on which the Bureau of Conveyances of the State of Hawaii (“Bureau”) is open for the recording of deeds.

(b)    The Additional Deposit. Within two (2) business days after delivery of the Acceptance Notice set forth in paragraph 3.2(c), Buyer shall deliver to Escrow Holder an additional deposit of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit, upon delivery to Escrow Holder and including all interest earned thereon, each being a “Deposit” and collectively being the “Deposits”).

(c)    Use of the Deposits. Immediately upon receipt of each Deposit, the Escrow Holder shall invest these funds in one or more federally-insured deposit accounts approved by Buyer. Interest accrued on the Deposits shall be applied in the same manner as the Deposits. Upon the close of Escrow for this transaction (“Closing”), the Deposits shall be applied towards the Purchase Price.

(d)    Deposit Refundability.  Except as otherwise provided in this Agreement, if Buyer elects to proceed with the purchase of the Property at the expiration of the Due Diligence Period, the Deposits shall be non-refundable, whether or not this transaction Closes. If Buyer elects not to proceed with the purchase of the Property at the expiration of the Due Diligence Period, or if this Agreement terminates as a result of the failure of a condition precedent to Closing as set forth in Sections 3 or 6, the Initial Deposit, including all interest accrued thereon, shall be refundable to Buyer.

(e)    Cash at Closing.  The Purchase Price, less the Deposits, plus Buyer’s share of closing costs, prorations, and fees and charges payable pursuant to this Agreement, shall be delivered to Escrow Holder as provided in paragraph 6.3.

2.6    EFFECTIVE DATE. The effective date (“Effective Date”) of this Agreement shall be the date Seller and Buyer execute this Agreement.

2.7    TITLE APPROVAL PERIOD. The “Title Approval Period” shall mean the period expiring sixty (60) days after the Effective Date.

2.8    DUE DILIGENCE PERIOD. The “Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Hawaii Standard Time on the date that is one hundred twenty (120) days after the Effective Date (as it may be extended by this paragraph 2.8), for Buyer to determine whether Buyer may feasibly acquire and develop the Property as provided in paragraph 3.2. Buyer shall have the one-time right to extend the Due Diligence Period in its sole discretion for an additional thirty (30) days by giving Seller written notice of such extension no less than fifteen (15) days before the expiration of the Due Diligence Period prior to the aforesaid extension.

2.9    CLOSING DATE. The “Closing Date” shall be the date that is thirty (30) business days after the last day of the Due Diligence Period but, in any event, no later than March 31, 2022.

2.10    ESCROW HOLDER. The “Escrow Holder” shall mean Title Guaranty Escrow Services, Inc., whose address is 235 Queen Street, Honolulu, HI 96813, Escrow Officer: Jeremy Trueblood (phone: (808) 521-0208; fax: (808) 521-0280; e-mail: jtrueblood@tghawaii.com).

2.11    TITLE COMPANY. The “Title Company” shall mean Title Guaranty of Hawaii, LLC, whose address is 235 Queen Street, Honolulu, HI 96813, Title Officer: ________________ (phone: ___________; fax: ___________; e-mail: _____________).

2.12    TITLE POLICY. The “Title Policy” shall mean an ALTA Extended Owner’s Policy of Title Insurance with those endorsements accepted by the Title Company prior to the end of the Due Diligence Period with no exceptions or exclusions to coverage except for the easements reservations, covenants and exceptions as set forth in this Agreement and those set forth in schedule B (excluding, however, those Disapproved Exceptions Seller has agreed to cure pursuant to paragraph 3.1(b) below) on the Title Commitment (as hereinafter defined), unless otherwise agreed to by Buyer (“Permitted Exceptions”).

2.13    BROKERS. There are no brokers involved in this transaction.

3.    CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE’. Subject to the notice and cure rights set forth in paragraph 7.2 below, Buyer’s obligation to purchase the Property is subject to the satisfaction or waiver of all conditions set forth in this Section 3 below (which are for Buyer’s benefit) within the time periods specified.

3.1    TITLE CONDITION.

(a)    Within five (5) calendar days after the Effective Date, Seller shall deliver to Buyer a current preliminary report for the Property (the “Preliminary Report”). During the Title Approval Period, Buyer may at Buyer’s expense secure a survey of the Property prepared in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys (the “Survey”). On or before the expiration of the Title Approval Period, Buyer shall order and have received a Title Commitment from the Title Company wherein the Title Company commits to issue the Title Policy upon the satisfaction and deletion of all requirements listed therein with no transfer of any such requirements to Schedule B and the payment of the premium therefor (the “Title Commitment”). No later than the last day of the Title Approval Period, Buyer may disapprove of any of the matters reflected in the Title Commitment or the Survey by delivering written notice to Seller and Escrow Holder (the “Notice of Defect”) specifying each matter shown in the Title Commitment or Survey, if any, which is disapproved by Buyer (each a “Disapproved Exception”) and stating the reasons for each disapproval. Seller’s failure to receive the Notice of Defect within the Title Approval Period shall be conclusively deemed to constitute Buyer’s approval of the Title Commitment and Survey (if any) and satisfaction of the title condition under this paragraph 3.1. Buyer acknowledges that all new real estate developments at Kapalua are subjected to a covenant requiring payment to the Kapalua Resort Association of a 0.5% transfer fee on sales and resales of real estate. Buyer acknowledges that at Closing Seller shall reserve, for itself and for the benefit of the Kapalua Resort Association, an easement, in the form attached as Exhibit D, to use the Roadway Lots and the existing Kapalua Drive within the Property until such time as Buyer redevelops Kapalua Drive in accordance with its Development Plan as described below and dedicates them to the Kapalua Resort Association.

(b)    Within five (5) days after receiving the Notice of Defect, Seller shall deliver to Buyer and Escrow Holder notice as to whether Seller will cure or not cure each of the Disapproved Exception(s). Buyer’s failure to receive any notice from Seller within that 5‑day period shall be deemed to be notice to Buyer that Seller elected not to cure the Disapproved Exception(s). If Seller elects not to cure one or more Disapproved Exception(s), Buyer may terminate this Agreement prior to the expiration of the Due Diligence Period. If Buyer does not so terminate this Agreement, Buyer will be deemed to have waived its disapproval of such Disapproved Exception(s) Seller has elected not to cure and Buyer shall have agreed to acquire title to the Property subject to such Disapproved Exception(s).

(c)    If Buyer properly terminates this Agreement as provided in this paragraph 3.1, the Initial Deposit shall be returned to Buyer as provided in paragraph 7.3.

(d)    A Disapproved Exception shall be considered to have been cured by Seller if the Title Company agrees to issue the Title Policy (including any applicable endorsement approved by Buyer in its reasonable discretion) to Buyer either without that Disapproved Exception being reflected as an exception to coverage under the Title Policy or noting such exception and providing an endorsement insuring over such noted exception. The cost of such endorsement shall be borne by Seller.

(e)    Notwithstanding the foregoing, Seller shall be obligated to discharge any mortgages, and other monetary liens affecting the Property (other than governmental liens such as taxes and assessments not yet due) which are not the result of Buyer’s conduct or actions.

3.2    FEASIBILITY CONDITION.

(a)    Within five (5) days after the Effective Date, Seller shall deliver to Buyer all of the documents set forth on Exhibit A (the “Document Inventory”). Deliveries may be by electronic transmission or establishment of an online data room or file site. In addition, within thirty (30) days of the Effective Date Seller shall deliver to Buyer the form of Declaration of Covenants (the “Declaration of Covenants”) attached as Exhibit E, to be recorded prior to or at Closing by which the Property is allocated development rights under the West Maui Project District No. 1 (Kapalua) project district ordinance to the following: a maximum of 196 short-term rentable residential units; a maximum of 40,000 square feet of retail space; and a maximum of 20,000 square feet of administrative and/or common area space (collectively, the “Development Rights”). Within thirty (30) days of the Effective Date Seller shall deliver to Buyer the form of License Agreement described in Section 6.2.

(b)    Buyer shall have until 5:00 p.m. Hawaiian time on the last day of the Due Diligence Period to confirm, in Buyer’s sole and absolute discretion and Buyer’s sole expense, whether Buyer may feasibly acquire and use the Property for Buyer’s intended purpose. During the Due Diligence Period, Buyer shall have reviewed (or shall have had the opportunity to review) among other things: (i) the proposed improvements on the Property; (ii) the geological, soils and seismic conditions of the Property; (iii) all conditions and requirements imposed by governmental bodies having jurisdiction over the Property; and (iv) the viability of the Property for development or redevelopment.

(c)    If before the end of the Due Diligence Period, Buyer, in its sole and absolute discretion, determines to purchase the Property, Buyer shall notify Seller and Escrow Holder in writing (the “Acceptance Notice”). If Seller and Escrow Holder have not received an Acceptance Notice from Buyer before the end of the Due Diligence Period, Escrow shall terminate and the Initial Deposit shall be returned to Buyer as provided in paragraph 7.3, irrespective of any instruction or other communication, oral or written, from Seller. If Seller and Escrow receive an Acceptance Notice before the end of the Due Diligence Period, this feasibility condition shall be conclusively deemed satisfied in all respects including Buyer’s approval of each of the items set out in paragraph 3.2(b), and the Deposit(s) shall become non-refundable except in the event of a Default by Seller.

3.3    ISSUANCE OF TITLE POLICY. The Title Company shall be irrevocably and unconditionally prepared to issue the Title Policy to Buyer as of Closing in the form agreed upon prior to the expiration of the Due Diligence Period.

3.4    DELIVERY OF DOCUMENTS. Seller shall have signed, acknowledged and timely delivered all monies, documents and instruments to Escrow Holder as required by paragraph 6.2 below.

3.5    PERFORMANCE OF COVENANTS. Seller shall have complied in all material respects with the terms and provisions of this Agreement.

3.6    NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Seller’s representations and warranties set forth in paragraph 10.3 or in the Closing Certificate.

4.    OPERATION OF PROPERTY AFTER DUE DILIGENCE PERIOD AND PRIOR TO CLOSING. Seller shall not encumber the Property after the Due Diligence Period without Buyer’s written consent, which consent may be withheld in Buyer’s reasonable discretion.

5.    CONDITIONS PRECENDENT TO CLOSING.

5.1    CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE’. Subject to the notice and cure provisions set forth in paragraph 7.2 below, Seller’s obligation to sell the Property is subject to the satisfaction (or waiver) of all conditions set forth below (which are for Seller’s benefit) within the time periods specified.

5.1.1    PERFORMANCE OF COVENANTS. Buyer shall have complied in all material respects with the terms and provisions of this Agreement.

5.1.2    DELIVERY OF DOCUMENTS. Buyer shall have signed, acknowledged and delivered all monies, documents, and instruments to Escrow Holder as required by this Agreement.

5.1.3    NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Buyer’s representations and warranties set forth in paragraph 10.3.

5.1.4    DEVELOPMENT PLAN. No later than thirty (30) days prior to the end of the Due Diligence Period, Buyer shall prepare and deliver to Seller Buyer’s conceptual development plan for the Property, which plan shall include a conceptual site plan showing the locations of roadways, buildings, and amenities (the “Development Plan”). The Development Plan shall be in accordance with the SMA Permit and include without limitation a permanent roadway connection within Lot 2-D of the Property between Office Road and Kapalua Drive to be built by Buyer and dedicated to the Kapalua Resort Association. Under the Declaration of Covenants Buyer shall agree to develop and use the Property substantially in accordance with Buyer’s Development Plan. If Buyer’s Development Plan is not satisfactory to Seller in its reasonable discretion Seller may terminate this Agreement by written notice to Buyer no later than the end of the Due Diligence Period.

5.2    SUBDIVISION APPROVAL. Prior to Closing, the County of Maui shall have issued final approval for the pending “Kapalua Makai Subdivision No. 1” by which the Property is subdivided into separate lots. Seller shall bear all costs of securing such final approval.

5.2.1    SUBDIVISION APPROVAL. Prior to Closing, the County of Maui shall have issued final approval for the pending “Kapalua Makai Subdivision No. 1” by which the Property is subdivided into separate lots. Seller shall bear all costs of securing such final approval.

5.2.2    NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Buyer’s representations and warranties set forth in paragraph 10.3.

6.    CLOSING.

6.1    THE CLOSING.

(a)    Subject to satisfaction of all conditions precedent to Closing, the Closing and Close of Escrow shall occur on the Closing Date identified in Section 2.9.

(b)    The term “Closing Date” as used in this Agreement means the day and time the Limited Warranty Deed is recorded by the Escrow Holder in the Bureau. The terms “Close of Escrow” and “Closing” is used in this Agreement to mean the consummation of the transactions contemplated herein.

6.2    SELLER’S CLOSING OBLIGATIONS. On or before 5:00 p.m. on the second business day immediately before the anticipated Close of Escrow, Seller shall deliver to Escrow Holder:

(a)    The Declaration of Covenants, signed and acknowledged by Seller;

(b)    A separate Limited Warranty Deed with Reservations and Covenants in a form attached as Exhibit B (the "Limited Warranty Deed") for each lot included in the Property, signed and acknowledged by Seller, conveying the Property to Buyer subject only to the Permitted Exceptions;

(c)    Seller’s Closing Certificate in the form attached as Exhibit C (the “Closing Certificate”);

(d)    A License Agreement in the form attached as Exhibit F by which Seller grants Buyer a non-exclusive, no-fee license to use the name “Kapalua” and any associated marks held by Seller (collectively the “Kapalua Marks”) in the sale of condominiums or other real property interest that Buyer develops at the Property. No other use of the Kapalua Marks shall be permitted unless and until a separate license agreement is executed.

(e)    A certificate of Seller in the form required of an entity transferor as set forth in Section 1.1445-2(b)(2)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and a certificate of exemption from the withholding of tax on the disposition of Hawaii real property (Form N-289);

(f)    Any additional funds and/or instruments (signed and acknowledged by Seller, if appropriate) as may be necessary to comply with this Agreement;

(g)    Any title affidavit reasonably required by the Title Company in order to deliver the Title Policy in accordance with the terms hereof, in form that Seller agreed to deliver during the Due Diligence Period; and

(h)    An assignment and assumption of the Leases in the form agreed upon prior to the expiration of the Due Diligence Period.

6.3    BUYER’S CLOSING OBLIGATIONS. On or before 5:00 p.m. on the second business day immediately before the anticipated Closing Date, Buyer shall deliver to Escrow Holder:

(a)    Cash equal to that amount provided for in paragraph 2.5(e). The cash must be by direct deposit or by wire transfer of funds actually made in Escrow Holder’s depository bank account by 1:00 p.m. on the second business day immediately before the anticipated Closing Date;

(b)    Any additional funds and/or instruments (signed and acknowledged by Buyer, if appropriate) as may be necessary to comply with this Agreement; and

(c)    An executed counterpart of each Limited Warranty Deed.

6.4    TITLE POLICY.

(a)    As of the Close of Escrow, the Title Company shall issue and deliver to Buyer, the Title Policy with liability in the amount of the Purchase Price, insuring title to the Property vested in Buyer, subject only to the Permitted Exceptions. Subject to the following paragraph, Seller and Buyer shall each pay one half of the premium for the Title Policy.

(b)    If Buyer desires any special endorsements to the coverage provided by the Title Policy (including, without limitation, extended ALTA coverage), Buyer shall obtain a commitment therefor prior to the expiration of the Due Diligence Period and shall pay for these endorsements and coverage, including the cost of any ALTA survey that Buyer secures during the Title Approval Period. The issuance of the endorsements and/or coverage shall not delay the Closing or extend the Title Approval Period or the Due Diligence Period.

(c)    After the Close of Escrow and issuance of the Title Policy, except for breaches of warranties of title in the Limited Warranty Deed, the issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property, and Buyer agrees that the only remedy of Buyer for damages incurred by reason of any defect in title shall only be against the Title Company.

7.    TERMINATION OF THIS AGREEMENT.

7.1    If Escrow fails to close as of 5:00 p.m. on the Closing Date, either party may terminate this Agreement and Escrow shall terminate and cancel without further action by Escrow Holder or any party and notwithstanding any provision contained in Escrow Holder’s general provisions (the “General Provisions”). Termination of this Agreement and cancellation of Escrow, as provided in this paragraph, shall be without prejudice to whatever legal rights Buyer or Seller may have against each other arising from this Agreement.

7.2    If any condition or performance is not satisfied or waived within the time period and in the manner set forth in this Agreement (“Default”), then the party for whose benefit the condition or performance exists may terminate this Agreement after providing five (5) business days written notice and opportunity to cure to the other party and the failure of such party to satisfy or cure such Default (except that in the event the nature of such Default requires longer than five (5) business days to cure, then the cure period shall be extended, together with the Closing Date, if applicable, for such reasonable period of time to allow such party to diligently complete its cure of same). Notwithstanding the foregoing, in the event of a monetary Default, the cure period shall be limited to three (3) business days and in the event of a Default by failing to close on the Closing Date, there shall be no cure period.

7.3    If either party elects to terminate this Agreement pursuant to a right to do so hereunder, then each of the following shall occur, and upon completion thereof this Agreement shall terminate: Escrow shall be deemed automatically cancelled regardless of whether cancellation instructions are signed; neither party shall have any further obligation to the other under this Agreement (except under paragraphs 11.1 and 11.2 which shall survive termination of this Agreement); all rights granted to Buyer under this Agreement and in the Property shall terminate, except as provided to the contrary in paragraph 7.6 (concerning Buyer’s right to pursue all remedies at law or in equity, including specific performance); and, except as provided to the contrary in paragraph 7.5 (concerning Seller’s right to retain the Deposit(s) as liquidated damages), Escrow Holder shall return all funds and documents then held in Escrow to the party depositing the same and Seller shall promptly return any funds and documents paid or delivered to Seller by Escrow Holder or by Buyer outside of Escrow.

7.4    If the Escrow fails to close because of either party’s default, the defaulting party shall be liable for all Escrow cancellation and Title Company charges. If Escrow fails to close for any other reason, Buyer and Seller shall each pay one half of any Escrow cancellation and Title Company charges.

7.5    SUBJECT TO PARAGRAPH 7.2, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT OR OTHERWISE DEFAULTS HEREUNDER FOR ANY REASON OTHER THAN SELLER’S DEFAULT (AS EVIDENCED BY WRITTEN NOTICE FROM BUYER TO SELLER AND ESCROW HOLDER) AND/OR THE NONSATISFACTION OF THE CONDITIONS TO BUYER’S PERFORMANCE SET FORTH IN PARAGRAPHS 3.4, 3.5 AND 3.6 ABOVE, SELLER SHALL BE RELEASED FROM ALL OF ITS OBLIGATION UNDER THIS AGREEMENT, ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT(S) (THEN HELD BY ESCROW HOLDER) TO SELLER, AND SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT(S) PREVIOUSLY RELEASED TO SELLER AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES EXPRESSLY AGREE THAT THE AMOUNT OF THE DEPOSITS RELEASED PURSUANT HERETO IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER’S FAILURE TO COMPLETE THIS PURCHASE AND, IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES, SHALL BE SELLER’S EXCLUSIVE REMEDY FOR DAMAGES BY REASON OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY OR OTHERWISE DEFAULTS UNDER THIS AGREEMENT.

7.6    Subject to paragraph 7.2, if a Seller Default should occur, Buyer shall be entitled to all remedies in law or equity, including without limitation, to either (1) assert and seek judgment against Seller for specific performance of this Agreement or (2) terminate this Agreement by written notice to Seller and the Escrow Company., in which event the Initial Deposit shall be returned to Buyer. If Buyer elects to terminate this Agreement per this Section 7.6, Seller shall pay for Buyer’s actual Due Diligence costs, in an amount not to exceed $200,000.00.

8.    GENERAL ESCROW PROVISIONS.

8.1    ESCROW INSTRUCTIONS. This Agreement when signed by Buyer and Seller shall also constitute Escrow Instruction to Escrow Holder.

8.2    OPENING OF ESCROW. Escrow Holder shall notify Buyer and Seller in writing of the date of receipt of this fully executed Agreement.

8.3    GENERAL PROVISIONS. Notwithstanding anything to the contrary in this Agreement, the General Provisions of Escrow Holder, if any, which are either attached to this Agreement or later signed by the parties, are incorporated herein by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those General Provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control. If any requirements relating to the duties or obligations of the Escrow Holder are unacceptable to the Escrow Holder, or if the Escrow Holder requires additional instructions, the parties agree to make any deletions, substitutions and additions as counsel for Buyer and Seller shall mutually approve and which do not materially alter the terms of this Agreement. Any supplemental instructions shall be signed only as an accommodation to Escrow Holder and shall not be deemed to modify or amend the rights of Buyer and Seller, as between Buyer and Seller, unless these supplemental instructions expressly so provide.

8.4    PRORATIONS. All real property taxes, assessments, and maintenance charges for the Property shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. All rents or license fees received in connection with the Leases shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Buyer shall receive a credit at Closing for the Security Deposits then held by Seller.

8.5    PAYMENT OF CLOSING COSTS. Seller and Buyer shall share equally the fees of Escrow Holder, the conveyance tax, and the recording fees. Seller and Buyer shall each pay one half of the base premium of the Title Policy (excluding endorsements and extended coverage) in the amount of the Purchase Price. Buyer shall pay all premiums for the Title Policy in excess of the base premium. Each party shall pay its own attorneys’ fees. There are no brokerages commissions or fees payable in connection with Closing.

8.6    ESCROW HOLDER AUTHORIZED TO COMPLETE BLANKS. If necessary, Escrow Holder is authorized to insert the Closing Date as the date of the Limited Warranty Deed.

8.7    RECORDATION AND DELIVERY OF DOCUMENTS. When Buyer and Seller have satisfied their respective closing obligations under paragraphs 5.2 and 5.3 and each of the conditions under paragraphs 3 and 4 have either been satisfied or waived, Escrow Holder shall cause the Limited Warranty Deed and all other Closing documents requiring recordation to be recorded with the Bureau, in a manner so that the Title Company is in a position to issue the Title Policy as provided in paragraph 6.4(a). Immediately after the Close of Escrow, Escrow Holder shall deliver to Seller and to Buyer all documents and funds to which each is entitled. As soon as practicable after recordation, Escrow Holder shall deliver a copy of all documents recorded through escrow. Escrow Holder is authorized to insert the Closing Date as the date of all documents delivered or recorded at Closing.

9.    BROKERAGE COMMISSIONS. It is understood that there are no brokers involved in this transaction. Each party shall indemnify and hold the other harmless from and against all liabilities, costs, damages, and expenses, including without limitation attorneys’ fees, resulting from or arising out of any claims for finder’s fees or commissions arising out of any contract or commitments made by or through the indemnifying party.

10.   CONDITION OF PROPERTY/REPRESENTATION AND WARRANTIES.

10.1    CONDITION OF PROPERTY. Except as otherwise provided herein, Buyer agrees (a) that it is purchasing the Property on an “AS IS” basis and based on its own investigation of the Property, (b) that Seller has made no warranty, representation or guarantee, expressed, implied or statutory, written or oral, including, without limitation, any implied warranty of merchantability or fitness for any purpose or of reasonable workmanship, concerning the Property or any of the improvements located thereon or therein, and (c) that Seller has made no warranty, representation or guarantee as to any government limitation or restriction, or absence thereof, pertaining to the Property, or as to the presence or absence of any latent defect, subsurface soil condition, environmental condition, hazardous substance, toxic waste or any other matter pertaining to the physical condition of the Property (collectively, the “Property Conditions”). The entire risk as to the quality and performance of the Property and Buyer’s use of the Property is with Buyer, and if the Property proves defective following the Closing Date, Buyer, and not Seller, assumes the entire risk and costs of all necessary servicing, curing, correcting, or repair of the defects. In making its decision to purchase the Property, Buyer represents that it has had sufficient opportunity to review, investigate, study and conduct tests on the Property and that it has relied solely upon its investigation of the Property and the Closing Certificate. Except as otherwise provided herein, and in the Closing Certificate, all of Seller’s statements, whenever made, are made only as an accommodation to Buyer and are not intended to be relied or acted upon in any manner by Buyer. All documents, records, agreements, writings, statistical and financial information and all other information (together “Documents”) which have been given to Buyer by Seller have been delivered as an accommodation to Buyer and without any representation or warranty as to the accuracy, enforceability, or assignability of any of the Documents, all of which Buyer relies on at its own risk. Buyer acknowledges that Seller has made no representation regarding the availability of, or amount of, any fee, assessment, or cost relating to the development, construction, occupancy or ownership of the Property. Seller has not made any representation, warranty or guarantee as to any land use controls or other laws, rules, and regulations of any governmental agency having jurisdiction applicable to the Property. Buyer shall be solely responsible for complying with all land use and environmental controls and other laws, rules, and regulation, including without limitation, those pertaining to hazardous substances and toxic wastes.

10.2    ASSUMPTION OF RISK AND WAIVERS. Buyer represents and warrants to Seller that Buyer, in Buyer’s sole discretion, has determined that the benefits of owning and enjoying the Property outweigh the risks of the Property Conditions. Buyer hereby covenants and agrees to assume all risks of impairment of Buyer’s use and enjoyment of the Property, loss of market value of the Property, and property damage or personal injury arising from the Property Conditions. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions and the effect of the Property Conditions, may not have been revealed by Buyer’s investigations; and Buyer, upon Closing, shall be deemed to have waived, relinquished, and released Seller (and Seller’s respective officers, directors, shareholders, members, managers, employees, and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and its officers, directors, shareholders, members, managers, employees, and agents) at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental or zoning laws), the Property Conditions, and any and all other acts, omissions, events, circumstances, or matters regarding the Property. Buyer agrees that should any clean-up, remediation, or removal or hazardous substances or other environmental conditions on the Property be required after the date of Closing, such clean-up, removal or remediation shall be the responsibility of and shall be performed at the sole cost and expense of Buyer.

10.3    REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that as of the Effective Date, the last day of the Due Diligence Period and the Closing:

(a)    Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. This Agreement is the valid, binding and enforceable obligation of Seller. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Seller is duly authorized and empowered to do so.

(b)    Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement.

(c)    To Seller’s actual knowledge, without inquiry, there are no actions, suits or proceedings, pending or threatened, before any judicial body or any governmental authority or any other writ, injunction, decree, or demand of any court or governmental authority concerning the Property.

(d)    Seller has not received any uncured written notice from any applicable governmental authority that the Property is not in substantial compliance with any federal, state or local statute, ordinance, rule, regulation, requirement or code relating to the ownership, use and operation of the Property.

(e)    The representations and warranties of Seller set forth in paragraph 10.3 as remade by the certificate of Seller to be delivered to Buyer at Closing shall survive Closing for a period of twelve (12) months.

The term “to Seller’s actual knowledge” shall mean the actual knowledge of Paul Subrata.

10.4    REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

(a)    Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Buyer is duly authorized and empowered to do so.

(b)    Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

(c)    Buyer shall have examined and investigated to Buyer’s full satisfaction the physical condition of the Property and the Document Inventory during the Due Diligence Period. Except for Seller’s representation and warranties set forth in paragraph 10.3 hereof and the Closing Certificate, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller.

10.5    EFFECT AND SURVIVAL. Seller and Buyer acknowledge that the compensation to be paid for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this paragraph 10. Seller and Buyer agree that the provisions of paragraphs 10.1 through 10.7 shall survive Closing.

10.6    COVENANTS OF SELLER. Seller hereby covenants and agrees with Buyer that from and after the execution of this Agreement until the Closing that:

(a)    Seller will maintain the Property in a condition consistent with its condition on the date of execution of this Agreement.

(b)    Except for the agreements and easements contemplated herein, Seller will not enter into any agreement, written or oral, that will be binding on Buyer or the Property subsequent to Closing.

(c)    Except as may be requested by Buyer in writing, Seller will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property.

(d)    Except as otherwise contemplated herein, Seller shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report unless such matter shall be released prior to Closing at no cost to Buyer.

(e)    Seller agrees not to take any action or fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement or which will cause or prevent the Title Company to issue to Buyer the Title Policy with liability in the full amount of the Purchase Price showing Buyer in title, subject only to the Permitted Exceptions. Consistent therewith, Seller shall satisfy all customary requirements and other matters set forth in the Title Commitment so that the same are deleted and not transferred to Schedule B of the Title Policy.

10.7    COVENANTS OF BUYER.

(a)    Except for the agreements contemplated herein, Buyer will not enter into any agreement, written or oral, that will be binding on the Property prior to Closing.

(b)    Prior to Closing, Buyer will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property, except with the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    Except as otherwise contemplated herein, prior to the Closing, Buyer shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report.

(d)    Buyer agrees not to take any action or fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement.

11.   DEVELOPMENT COVENANTS.

11.1    DEVELOPMENT APPROVALS. Buyer may take such actions as Buyer deems necessary or convenient to secure County approval for the transfer of the SMA Permit to Buyer, and such other development approvals, consents, permits and other entitlements necessary to develop the Property in accordance with the Development Plan approved by Seller (collectively, the “Development Permits”), provided that no such changes to the Development Permits shall take effect until after Buyer has waived its option to terminate this Agreement during the Due Diligence Period. Issuance of the Development Permits is not a condition of Closing. Buyer shall be solely responsible for satisfying itself during the Due Diligence Period as to its ability to secure the Development Permits, and as to the conditions and exactions to which Buyer’s proposed use of the Project may be subject. Seller will cooperate with Buyer in securing the Development Permits, at no cost to Seller other than incidental costs, and will execute, or join in the execution of, all applications, submittals and other documentation necessary to obtain the Development Permits, provided that in no event shall Seller be required to incur any liability. Upon County approval of the transfer of the SMA Permit to Buyer, Seller shall promptly execute and deliver an assignment of the SMA Permit.

11.2    DEVELOPMENT CONDITIONS. Seller shall have no obligation to satisfy any conditions of Buyer’s Development Permits.

11.3    SURVIVAL. This Section 11 shall survive Closing.

12.   ENTRY ON PROPERTY.

12.1    LICENSE TO ENTER. Before beginning any tests or investigations which contemplate the drilling or disturbance of the surface of the Property, Buyer shall submit to Seller for its reasonable approval, Buyer’s operational plan for conducting the tests or investigations. Seller may have a representative present during any tests or investigations and Buyer shall provide Seller with prior notice of any tests or investigation. After any entry, testing or investigations, Buyer shall immediately restore the Property to the Property’s condition before Buyer entered on the Property. Buyer shall not allow any dangerous or hazardous condition to be created on or arise from Buyer’s entry, testing or investigations on the Property. Buyer shall comply with all applicable laws and governmental regulations applicable to the Property. This limited license may be revoked by Seller at any time, and shall in any event be deemed revoked upon termination of this Agreement.

12.2    INDEMNIFICATION ON ENTRY. Buyer shall indemnify, defend and hold the Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and parent corporations, affiliated entities, and predecessors, successors and assigns, and the Property harmless from and against all claims, loss, liability, damage, expense and cost (including, without limitation, attorneys’ fees and costs) arising from or relating to the entry of Buyer and its representatives, agents and contractors on the Property. Buyer’s obligations under this paragraph shall survive the Close of Escrow and the termination of this Agreement and shall not be limited by any insurance required under paragraph 12.3.

12.3    INSURANCE ON ENTRY. Buyer shall maintain or cause to be maintained adequate comprehensive liability insurance policies to cover Buyer’s activities on the Property. Buyer shall keep the Property free and clear of all mechanics’ liens and materialmen’s liens arising out of any of Buyer’s activities. Before entering on the Property, Buyer shall deliver to Seller a certificate of insurance evidencing compliance with the terms of this paragraph. The liability insurance policy shall have a combined single limit per occurrence liability limit of at least $1,000,000 for premises liability, bodily injury and property damage, shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name the Seller as an additional insured. The insurance policy shall be maintained and kept in effect by Buyer (or Buyer’s agent), at Buyer’s (or Buyer’s agent’s) sole expense, at all times during the term of this Agreement.

13.   CONDEMNATION. If, before the Closing, all or any material portion of the Property is taken by eminent domain or is the subject of a pending taking which has not been consummated (collectively, a “Taking”), Seller promptly shall notify Buyer of the event after actual knowledge of the Taking and, in that event, Buyer shall have the option to continue under this Agreement as of the date of the Taking by delivery of written notice of Buyer’s election to Seller within fifteen (15) days after receipt of Seller’s notice. If Seller has not received Buyer’s notice within the 15-day period, then Buyer shall be deemed to have elected to terminate the transactions contemplated by this Agreement, and the condemnation proceeds shall become the property of Seller and Buyer shall have no rights to any portion of the condemnation proceeds. If Buyer elects to consummate the transactions contemplated by this Agreement, the condemnation proceeds shall become the property of Buyer. In the event Buyer elects to terminate this Agreement pursuant to this paragraph 13, Buyer and Seller shall share equally all Escrow cancellation charges, Escrow Holder shall promptly return the Initial Deposit to Buyer and upon such reimbursement this Agreement shall terminate.

14.   GENERAL PROVISIONS.

14.1    ASSIGNMENT.

(a)    This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

(b)    Buyer may assign its rights under this Agreement without the consent of Seller, but upon prior written notice to Seller, to an entity which is controlled by Buyer. Any other proposed assignment shall be subject to the consent of Seller, in its sole and absolute discretion. Any assignment shall be made not later than five (5) business days prior to the Closing Date or earlier if required in order to allow closing to proceed as scheduled.

(c)    Seller shall have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow, without the prior written consent of Buyer, so long as any assignment is subject to the terms of this Agreement.

14.2    ATTORNEYS’ FEES AND/OR COSTS. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to its reasonable costs and expenses, including without limitation, costs and reasonable attorneys’ fees.

14.3    NOTICES AND APPROVALS. Any notice, approval, disapproval, demand or other communication required or permitted to be given by any provision of this Agreement (“Notice”) which either party desires to give to the other party or to Escrow Holder shall be in writing and shall be deemed to be sufficiently given or served if: (a) delivered personally to the party to whom the notice is to be delivered; or (b) sent by mail, express mail or commercial courier addressed to the party at the party’s address as it appears in this Agreement, or at any other address as that party may from time to time specify by written notice; or, (c) given by transmittal over electronic transmitting device, such as Telex or telecopy machine, if the party to whom the notice is sent has such a device in its office, provided a complete copy of any notice of transmitted shall also be mailed in the same manner as required for a mailed notice. Any notice shall be deemed to be given as of the date received (and in the event of facsimile confirmed with confirmation by sender’s facsimile machine), except that if the party declines to acknowledge receipt or has changed his address and not otherwise informed the other party of the new address, receipt shall be deemed as of the date of the attempted delivery.

14.4    CONTROLLING LAW. This Agreement shall be construed under the laws of the state where the Property is located which are in effect at the time of the signing of this Agreement.

14.5    TITLES AND CAPTION. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

14.6    INTERPRETATION. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term, or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

14.7    NO WAIVER. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

14.8    MODIFICATIONS. Any alteration, change, or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

14.9    SEVERABILITY. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

14.10    INTEGRATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. This Agreement contains the entire understanding between the parties relating to the transaction contemplated by the Agreement. All prior or contemporaneous agreement, understandings, representations, warranties, and statements, whether oral or written, are superseded by this Agreement.

14.11    NOT AN OFFER. Seller’s delivery of unsigned copies of this Agreement is solely for the purposes of review by Buyer, and neither the delivery nor any prior communications between Buyer and Seller, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer.

14.12    TIME OF ESSENCE. Time is expressly made of the essence as to the performance of each and every obligation and condition of this Agreement.

14.13    POSSESSION OF PROPERTY. Buyer shall be entitled to exclusive possession of the Property upon execution and delivery of the deed.

14.14    COUNTERPARTS. This Agreement may be signed in multiple counterparts which shall, when signed by all parties constitute a binding agreement.

14.15    EXHIBITS INCORPORATED BY REFERENCE. All exhibits attached to this Agreement are incorporated in this Agreement by this reference.

14.16    COMPUTATION OF TIME. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is not a business day, and then that day is also excluded. All references to time shall be deemed to refer to Hawaii time.

14.17    SURVIVAL. Except as otherwise provided herein, all of the terms and provisions hereof shall not survive the Closing and the delivery of the Limited Warranty Deed.

14.18    JOINT AND SEVERAL LIABILITY. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of those individuals or entities who compose Buyer.

14.19    BUYER’S WORK PRODUCT CONCERNING THE PROPERTY. If for any reason Buyer fails to purchase the Property, except in the event of a Seller Default, and as a condition to the return of any Deposit(s) to Buyer (if Buyer is so entitled), Buyer shall immediately assign and deliver, without recourse, representation and warranty, to Seller, at no cost to Seller, or authorize immediate delivery by such third parties preparing same, any and all, tests, studies, plans, reports or other materials or work product prepared by third parties, related to the Property (“Work Product”), at no cost to Seller, together with a consent to the assignment of such Work Product and any information provided to Buyer by Seller. Following delivery, Seller may use this Work Product for any purpose.

14.20    NO OBLIGATIONS TO THIRD PARTIES. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity other than Seller and Buyer.

14.21    EXCLUSIVITY. Upon execution of this Agreement by Buyer, Seller shall stop and cause its employees, agents, representatives and affiliates to immediately stop, all negotiations with any third persons or entities other than Buyer with respect to any acquisition of the Property and will also refrain from and shall cause its employees, agents, representatives and affiliates to refrain from, directly or indirectly soliciting, discussing, negotiating, accepting or entering into any offer, agreement or arrangement with any third party other than Buyer until the end of the Due Diligence Period. This exclusivity provision can be terminated before the end of the Due Diligence Period only by written agreement between Buyer and Seller.

15.   HAZARDOUS MATERIALS DISCLOSURE AND INDEMNIFICATION.

15.1    HAZARDOUS MATERIAL DISCLOSURE. Seller and Buyer understand, acknowledge and agree that various materials may be utilized in the construction of any improvements or may already be existing in or on, around, or under the Property; and which materials may have contained materials that may have been or may in the future be determined to be toxic, hazardous or undesirable and may need to be specially treated, specially handled and/or removed from the property. (For example, some electrical transformers and other electrical components contain PCBs, and asbestos has been used in a wide variety of building components, such as fire-proofing, air duct insulation, acoustical tiling, spray-on acoustical materials, linoleum, floor tiling and plaster.) Due to current or prior uses, the property, of which the Property is a part, or the improvements thereto, may contain materials such as metal, minerals, chemicals, pesticides, arsenic, hydrocarbons biological or radioactive materials and other substances which are considered, or may in the future may be determined to be toxic waste, hazardous materials or undesirable substances. Such substances may be in above or below ground containers on the property, of which the Property are a part, or may be present on, or in soils, water, building components or other portions of the property, in areas that may or not be acceptable or noticeable.

Current and/or future federal, state and local regulations may require the clean-up of such toxic, hazardous or undesirable materials at the expense of those persons who in past, present or future have had any interest in the Property, including, but not limited to, current, past and future owners and users of any such Property. Buyer agrees to be solely responsible for any such clean-up and to indemnify Seller and Seller’s affiliated companies against the same. Buyer hereby releases Seller and Seller’s affiliated companies from all such liability, except to the extent of a breach of warranty of Seller under this Agreement.

SELLER AND BUYER HAVE BOTH BEEN ADVISED TO SEEK AND CONSULT WITH INDEPENDENT LEGAL COUNSEL AND HAVE CONSULTED WITH SUCH COUNSEL, TO THE EXTENT THAT EACH HAS DEEMED NECESSARY, PRIOR TO THE EXECUTION OF THIS AGREEMENT, TO DETERMINE THEIR POTENTIAL OBLIGATIONS AND LIABILITY WITH RESPECT TO SUCH TOXIC, HAZARDOUS AND UNDESIRABLE MATERIAL.

Seller agrees that to its actual knowledge, without inquiry, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, Hazardous Materials (as defined herein) or to environmental conditions on, or about the Property, including, but not limited to soil and ground water conditions. During the time Seller has leased, owned or controlled the Property, neither Seller, nor, to the Seller’s actual knowledge, any third party, has used, generated, manufactured, produced, transported or stored or disposed of, on, under or above the Property, transported to or from the property any inflammable explosives, asbestos, radioactive materials, hazardous waste, toxic substances or related hazardous materials, whether injurious by themselves or in combination with other materials (collectively “Hazardous Materials”) in violation of applicable law, except that Seller has informed Buyer that Seller or Seller’s affiliated companies have used pesticides and other chemicals on the Property in connection with agricultural operations and that some of the pesticides or other chemicals, including but not limited to arsenic, may remain on the Property. For the purpose of this Agreement, Hazardous Materials include but are not limited to substances defined as “hazardous or toxic substances”, “hazardous or toxic materials”, or “hazardous or toxic wastes”, or other form of pollutant or contaminants including petroleum, asbestos, polychlorinated biphenyls and radioactive materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. §5101, et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq.; 42 U.S.C. Section 7401 et. seq., 33 U.S.C. Section 1251 et. seq.; and in the regulations adopted and publications promulgated pursuant to said laws and in any relevant or corresponding or supplemental laws, of the State of Hawaii or any municipality thereof, together with any successor or amended laws or regulations as may be hereinafter promulgated, or new regulations or laws similarly purporting to regulate substances used, generated, disposed of or situated in real property which are hereinafter enacted. Buyer shall indemnify, defend and hold Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and partner corporation, affiliated entities, predecessors, successors, and assigns, harmless from and against all claims, losses, liabilities, damage, fines, causes of action, penalties, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from or relating to any use of, or conduct or presence on the Property after the Closing Date of any Hazardous Materials, including without limitation, the use, generation, storage, release, transportation, presence, and discharge of any hazardous waste or toxic substance (as defined under any applicable federal, state or local code, statue, ordinance or rule) or of any petroleum or hydrocarbon product or by-product.

16.   TAX DEFERRED EXCHANGE. Seller reserves the right to structure the conveyance of the Property to Buyer as a tax-deferred exchange under Section 1031 of the Code. Seller may assign this Agreement to a qualified intermediary in order to facilitate the Code Section 1031 exchange transaction. Seller and Buyer agree to, at no cost to the other, cooperate in effecting such transaction, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary, provided that any such exchange transaction, and the related documentation, shall: (a) not require Seller or Buyer to execute any contract (other than as set forth herein), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s or Buyer’s obligations beyond this Agreement, (b) not delay the Closing or the transaction contemplated by this Agreement, or (c) not include Seller’s or Buyer’s acquiring title to any other property. The obligations of Buyer under this paragraph shall survive the Closing and shall not be merged therein.

17.   PUBLIC DISCLOSURE. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller and their respective counsel, except that Seller may make any disclosure Seller reasonably believes is necessary to comply with applicable law or prudent as a publicly traded company.

18.   OPTION TO ACQUIRE WORKFORCE HOUSING CREDITS. .

18.1    OPTION. Subject to the terms, conditions and provisions herein set forth, Seller hereby grants to Buyer an option (the “Option”) to acquire up to twelve (12) residential workforce housing credits (each a “Credit”) issued or to be issued by the County of Maui to Seller pursuant to the Residential Workforce Housing Agreement for Pailolo Place dated March 21, 2018 (the “RWH Agreement”), on terms and conditions set forth in paragraphs 18.2 through 18.5.

18.2    DURATION OF OPTION. The option period will commence on the Closing Date and will continue through 5:00 p.m. on the second anniversary of the Closing Date (“Option Period”).

18.3    EXERCISE OF OPTION. Buyer may exercise the Option by giving written notice to Seller (“Option Notice”) prior to the end of the Option Period specifying the number of Credits Buyer elects to purchase. Buyer’s delivery of the Option Notice to Seller will create a binding contract for the purchase of the designated number of Credits pursuant to the terms and conditions set forth herein. After Buyer’s delivery of the Option Notice, any Credits not included in the Option Notice may no longer be purchased and shall no longer be subject to the Option.

18.4    OPTION PRICE AND PAYMENT. If Buyer exercises the Option, Buyer shall pay Seller One Hundred Thousand Dollars ($100,000) for each Credit that Buyer elects to purchase (the “Option Price”). The Option Price shall be paid to Seller concurrently with Seller’s delivery to Buyer of a written assignment, in form acceptable to the County, of the number of Credits that Buyer elects to purchase. At either party’s election, closing of the Option may be via an escrow with Title Guaranty Escrow Services Inc., the fees of which shall be paid by Buyer.

18.5    TERMS OF OPTION. Credits purchased by Buyer may be applied only to satisfy residential workforce housing requirements for development of the Property and shall not be transferred or applied to any other property or project. The Credits are subject to the terms of the RWH Agreement and Maui County Code Chapter 2.96.

20.   EXECUTION. This Agreement may be executed in counterparts and signatures delivered by electronic means or fax transmission shall be valid and binding for all purposes.

IN WITNESS WHEREOF Seller and Buyer have executed this Agreement as of the Effective Date.

“BUYER”		“SELLER”

EKN DEVELOPMENT GROUP LLC		MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/s/ Ebrahim K. Nakhjavani	By:	/s/ Paulus Subrata
Name: Ebrahim K. Nakhjavani Its: Manager		Name: Paulus Subrata Title: Vice President